Exhibit 23.8

October 11, 2024

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form F-4 of First Majestic Silver Corp. (the “Registration Statement”), I, David Rowe, CPG, hereby consent to the references in the Registration Statement to my name and the technical reports entitled “La Encantada Silver Mine, Coahuila, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Estimates” with an effective date of December 31, 2020, and “Jerritt Canyon Gold Mine, Elko County, Nevada, USA, NI 43-101 Technical Report on Mineral Resource Estimates” with an effective date of March 31, 2023 (collectively, the “Technical Reports”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Reports and extracts from or a summary of the Technical Reports.

Sincerely,

/s/ David Rowe, CPG
David Rowe, CPG